Exhibit 99.2

Operator:  Good day, and welcome to Oxygen Biotherapeutics’ Fourth Quarter and Fiscal Year 2014 Conference Call. At this time, all participants are in a listen-only mode. There’ll be a question-and-answer session at the end. Please be advised that this call is being recorded at Oxygen’s request. I would now like to turn the call over to Nancy Hecox, Oxygen’s Executive Vice President, Legal Affairs, General Counsel and Corporate Secretary. Please proceed.

Ms. Nancy Hecox:  Good morning, everyone, and welcome to Oxygen Biotherapeutics’ Fiscal Year 2014 Conference Call. The news release with our financial results and corporate update became available at 8 a.m. Eastern Time today and can be found on our website at www.oxybiomed.com.  You may also listen to a live webcast and replay of today’s call on the Investor section of the website. Before we begin, let me remind you that statements made on today’s call regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include, statements concerning the expected timings of the company’s clinical trials, statements concerning potential results of pre-clinical trials and future development milestones for the company’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed and implied by such forward-looking statements. Risks are described more fully in Oxygen’s filings with the Securities and Exchange Commission. All forward-looking statements made on today’s call speak only as of the date on which they were made.  Oxygen Biotherapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Joining me on the call today is John Kelley, Chief Executive Officer of Oxygen Biotherapeutics, who will discuss recent company highlights.  Following John, Michael Jebsen, Oxygen’s Chief Financial Officer, will review the company’s financial results for fiscal year 2014, after which we will open the call for Q&A. Now let me turn the call over to Oxygen’s CEO, John Kelley.

Mr. John Kelley:  Thank you, Nancy. Good morning, everyone, and thank you for joining us today. Before we begin, I would like to note that we plan to make these quarterly financial result calls a regular occurrence going forward. This past fiscal year has been a transformative one for the Company, highlighted by the acquisition of the assets of Phyxius Pharma and bringing the North American rights with developed and commercialized levosimendan to Oxygen. Oxygen is a new Company focused on critical care medicine with a late stage proven asset entering Phase III with regulatory support and a de-risk clinical profile. First of all, I do want to acknowledge the tremendous job that we’ve done to improve the financial situation prior to the Phyxius transaction that made that deal possible.  Subsequently, we raised 55 million in a secondary offering, which gives us the resources to take levosimendan through approval and the flexibility to be strategically opportunistic. The Company has been totally focused on execution in recent months, putting all of the elements in place to initiate the Phase III levosimendan trial.  We are fortunate to be working with the largest academic research organization in the world, Duke Clinical Research Institute, which, as you know, has vast experience in conducting cardiovascular trials. We also have a topnotch Steering Committee in place for the Phase III trial, which includes leading experts in cardiovascular surgery from both the United States and Europe. As of today, the first sites have been activated and we expect to see the first patient enrollment trial shortly.  We are calling the trial LEVO-CTS, a double-blind, randomized, placebo-controlled study of levosimendan in patients with left ventricular systolic dysfunction undergoing cardiac surgery regarding cardiopulmonary bypass. The protocol for this trial has been approved by the FDA under special protocol assessment.  The FDA has also granted fast track status for the development of levosimendan to reduce morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome and the agency has also indicated that one successful trial will be sufficient for approval. We will be conducting the trial at approximately 50 cardiac surgery centers in North America.  We will be enrolling a total of 760 patients with an expected read-out of data in the first quarter of calendar year 2016. As I stated earlier, we have activated the initial sites and expect to see our first patient shortly.  Once we have 200 patients enrolled and through 30-day follow-up, we will be conducting an analysis to ensure that the event rate is on track. At 50 percent and 70 percent of total expected events, an analysis will be conducted to test for futility or profound efficacy.  All of these interim looks will be calendar year 2015 milestones. We are very opportunistic--optimistic regarding the Phase III levosimendan CTS trial.  While there are no guarantees in any phase of drug development, we feel that we have been able to de-risk this program based on the significant experience using levosimendan, which has been on the market since 2000 and used in over 800,000 patients. Approximately 40 percent of the current use of the drug in Europe is in cardiac surgery where the drug does not have that indication.  That use is based on the unique clinical profile of the drug and the data from 27 published clinical trials in cardiac surgery that demonstrate the significant benefit that levosimendan does provide. Our license agreement gives us the right to develop IV levosimendan for any indication in North America.  We think there are a number of exciting opportunities beyond Low Cardiac Output Syndrome where levosimendan has been researched, such as septic shock, high-risk non-cardiac surgery, acute renal failure, cardiogenic shock and heart failure. All of these conditions have some communality with Low Cardiac Output Syndrome and the mechanism of action of levosimendan suggests that it could offer important benefits in these areas of high unmet medical need. We will continue to investigate these opportunities where we can provide additional value for both patients and our shareholders. Let me just take a minute to comment on the team that is now in place at Oxygen.  I’ve been fortunate to be joined here with a few of my colleagues that were co-founders with me of Phyxius Pharma, the privately held company that originally obtained the rights for levosimendan in North America. Between the three of us, we have almost 100 years of pharmaceutical industry experience, many of those years working in the critical care market with a strong record of executing. I also want to recognize Gerry Proehl, who joined the Board of Oxygen in April.  Gerry was recently the CEO of Santarus Incorporated, a company he founded 14 years ago and sold recently to Salix.  Gerry brings a tremendous amount of industry experience to our Board and we are grateful that he has joined us. All of us are extremely pleased with the opportunity to join the team in place at Oxygen and to complete the work we began at Phyxius with levosimendan. Now as you can tell from my discussion, the name Oxygen no longer fits the strategy or the focus of the Company.  In the next few days, we will be sending out proxy statements announcing our Annual Shareholders Meeting to be held on September the 11th, 2014. In addition to the regular business of electing a slate of directors, we will be asking our shareholders to approve a new name for the Company, Tenax Therapeutics Incorporated. Tenax is the Latin word for tenacious.  It is a trait that we have demonstrated in bringing the levosimendan program to the start of Phase III and it is the trait that this Company will demonstrate on executing the strategy of developing and commercializing drugs for the critical care market. Now, let me turn the call over to our Chief Financial Officer, Michael Jebsen. Michael?

Mr. Michael Jebsen:  Thanks, John. We reported net revenue of 159,000 for the year ended April 30, 2014, compared to 1.2 million in the prior year.  The decrease in net revenue was due primarily to the reduction of direct cost reimbursements for work performed under our pre-clinical Oxycyte studies, which were funded by the U.S. Army. Early in the last fiscal year, we completed the majority of the associated studies, which led to the submission of safety data to the FDA and ultimately their decision to release the clinical hold on Oxycyte. Total operating expenses for the year ended April 30, 2014, were 16.7 million compared to 6.4 million in the prior year. General and administrative cost increased 10.1 million, and research and development costs increased $500,000 due to increases in personnel, legal and professional fees and the cost associated with initiating the Phase III clinical trial for levosimendan. General and administrative expenses for the year ended April 30, 2014, were 13.8 million compared to 3.7 million in the prior year.  This increase was due primarily to the expense recognition of approximately eight million dollars for the granting, investing of stock options and restricted stock, as well as an increase in overall salaries and performance bonuses paid in the current year. Headcount increased with the addition of John Kelley, our CEO, and two other executives that were brought in from Phyxius Pharma following the acquisition of the license for levosimendan. Legal and professional fees increased approximately $550,000 due to the legal banking and accounting fees related to the Phyxius acquisition and cost incurred for external Investor Relation services. Research and development expenses for the year ended April 30, 2014, were three million compared to 2.5 million in the prior year.  The increase in research and development expenses was due primarily to increase in personal, consulting and clinical development costs. The increase in costs for initiating the Phase III LEVO-CTS study, as well as continuing with enrollment of Phase 2b STOP-TBI study were partially offset by a reduction of almost $500,000 in costs incurred for the pre-clinical safety studies for Oxygen--or for Oxycyte compared to the prior year. For the year ended April 30, 2014, we reported a net loss of 19.5 million or $2.71 per share compared to a net loss of 9.4 million or $6.29 per share in the prior year. Included in the current year net loss is approximately three million dollars of non-cash charges for the amortization of interest expense on convertible notes and a loss recorded for the change in fair value of our outstanding warrant liabilities. We ended the year with cash and cash equivalents totaling $58.3 million compared to $800,000 at April 30, 2013.  The increase in cash reflects several transactions during the fiscal year, including the proceeds from the March 2014, $59 million public offering of common stock proceeds from the July 2013, $5.4 million public offering of Series C Preferred Stock and Warrants, and the exercise of certain outstanding warrants throughout the year for proceeds of seven million dollars. Overall in 2014, we significantly expanded our product portfolio with the licensing of levosimendan.  We strengthened our management team with the addition of John Kelley as our CEO and two other key appointments in research and development and commercial organization. With the completion of our $59 million offering in March, we solidified our balance sheet and are now well positioned with sufficient funds to complete our Phase III LEVO-CTS trial and carry the program through potential approval. Our clinical execution and efficient use of capital will give us the flexibility to evaluate strategic opportunities for growth, including potential additional indications for levosimendan. Looking forward into fiscal year 2015, we anticipate an operating loss of approximately $15 million as we execute the strategy John discussed earlier in the call. We expect G&A costs to be approximately five million dollars with a significant increase to approximately $10 million in R&D spending as we aggressively activate sites and enroll patients into the LEVO-CTS Phase III study. With that, I’ll turn the call back over to the operator for Q&A.

Operator:  Thank you. At this time, we’ll be conducting a question-and-answer session. If you’d like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you’d like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. Once again, if you’d like to ask a question today, please press star-one on your telephone keypad at this time. One moment please while we poll for questions. Our first question today is coming from Jeffrey Cohen from Ladenburg Thalmann. Please proceed with your question.

Mr. Jeffrey Cohen:  Oh, hi.  Thanks.  Good morning.  Thanks for taking my questions. Your--?

Mr. Michael Jebsen:  --Hi, Jeff--.

Mr. Jeffrey Cohen:  --How you doing? Uh, the case’s [sp] not up yet, so, um, just a couple of questions, uh, on that. What was the, uh, number of shares that you used, uh, for the full year in Q4 Michael? Do you have that handy--?

Mr. Michael Jebsen:  --I’m sorry, Jeff.  What was that question?

Mr. Jeffrey Cohen:  Uh, share count that was used for the fourth quarter and the full year--.

Mr. Michael Jebsen:  --Um, as of--uh, as of July 24th, we have 28,107,206 shares outstanding.

Mr. Jeffrey Cohen:  Okay.  And do you know what the average was used for full year in the calculation?

Mr. Michael Jebsen:  Full year the--uh, the weighted average, um, 9,362,031.

Mr. Jeffrey Cohen:  Okay.  And, um, it looks like the loss--so the loss was 19.5 million.  So, the fourth quarter loss would have been 13.8.  And what was that for the two line items, uh, SG&A and R&D?

Mr. Michael Jebsen:  Uh, the majority of that would have been the recognition of, uh, approximately eight million dollars for the granting, investing of stock options that were issued in accordance with the, uh, asset purchase agreement with Phyxius Pharma.

Mr. Jeffrey Cohen:  Perfect.  Got it. And, uh, you’re changing your name in the next few days.  How are you spelling that, Tenax?

Mr. Michael Jebsen:  Uh, well actually, uh, Jeff, uh, we will ask for shareholder approval to change that name in September on the 11th.  Uh, and, yes, it’s spelled T-E-N-A-X.

Mr. Jeffrey Cohen:  T-E-N-A-X, Therapeutics Incorporated.

Mr. Michael Jebsen:  Correct.

Mr. Jeffrey Cohen:  Okay.  Um, as far as the, uh, sites and the enrollment date, so, John, you said, uh, “Sites have been activated.”  Could you give us an indication how many?

Mr. John Kelley:  Uh, as of today two sites will be in a position to begin enrolling and with another two coming onboard probably within the next couple of days.

Mr. Jeffrey Cohen:  Okay.  And you anticipate the first enrollee in a matter of in the short-term or the medium-term--?

Mr. John Kelley:  --Yeah.  No, I think that, uh, you know, the sites that are activated, they have everything in place to begin enrolling patients.  So, it really is a matter of what they have scheduled. Uh, I--we have not seen any surgeries scheduled yet, but, uh, we’ll be checking on that, but it should be shortly.

Mr. Jeffrey Cohen:  Okay.  Will that be okayed [sp] when there’s a first enrollee?

Mr. John Kelley:  Uh, we will let you know.

Mr. Jeffrey Cohen:  Okay.  And, uh, are we going to find out any of the site names or, uh, that’ll become apparent at some point on the--uh, the Clinical Trials website?

Mr. John Kelley:  It will certainly become apparent on the Clinical Trials, uh, website as we, um, have them activated and they begin to enroll.

Mr. Jeffrey Cohen:  Okay.  And, uh, just a little bit on the--uh, the financials for next year, um, I guess, Michael, you mentioned approximately 15 million total spend, which is comprised of approximately five million G&A and 10 million R&D.  Is that right--?
Mr. Michael Jebsen:  --Correct.  Correct--.

Mr. Jeffrey Cohen:  --Okay.  And how might that look throughout, uh, the year?  Will that be kind of linear ramp upwards--?

Mr. Michael Jebsen:  --It’s not going to be linear.  Uh, we’ll--as the sites start to come onboard in probably our second fiscal quarter, uh, you’ll start to see growth in the R&D spend and--uh, and that growth will continue, um, quarter-over-quarter, uh, as we get through the--uh, towards the end of the fiscal year and get up to our full 50 sites enrolling and patients coming through.

Mr. Jeffrey Cohen:  Got it.  Okay, that does it for me.  Thanks a lot, guys.

Mr. Michael Jebsen:  Thanks, Jeffrey--.

Mr. John Kelley:  --Thank you.

Operator:  Thank you. As a reminder, if you’d like to be placed in the question queue please press star-one on your telephone keypad. If you’re on a speakerphone it may be necessary to pick up your handset before pressing the star keys. Our next question is coming from William Lap [sp], a private investor. Please proceed with your question.

Mr. William Lap:  Good morning.
Say, could you comment on what’s going to happen to the Oxygen product and what you’re doing with that?  Didn’t you just talk about the--uh, the new acquisition product?  But all the money that’s been spent on that, what’s the forecast and what are you going to do with this product that you have spent all this money on?

Mr. Michael Jebsen:  Um, first of all, hi, Bill.  It’s been long time--.

Mr. William Lap:  --Hi--.

Mr. Michael Jebsen:  --Since we’ve spoke.  And this is Michael Jebsen.

Mr. William Lap:  Hi, Michael.  How--?

Mr. Michael Jebsen:  --Uh--.

Mr. William Lap:  --Are you--?

Mr. Michael Jebsen:  --I’m doing well.  Thank you. Uh, we are currently, uh, and continuing to enroll in the Phase 2b STOP-TBI trials with Oxycyte. Um, as we mentioned earlier in the call, we wrapped up the pre-clinical, uh, safety studies and submitted that data to the FDA and subsequently got the clinical hold release from the FDA on future development of Oxycyte. Uh, where we stand with the program today, uh, we are still evaluating potential expansion throughout Europe.  Uh, we are putting together additional submissions for the FDA so that we can clarify what the--uh, what the development pathway for the drug looks like in the United States. Uh, we continue to support, um, our, uh, research and development agreements with the Army and Navy, as they look at other indications, as well as our partnership with, uh, Aurum Biosciences, uh, the company in Scotland that’s using Oxycyte not only as a diagnostic but also as a potential therapeutic benefit for Acute Ischemic Stroke.

Mr. William Lap:  What about Israel; are those tests still going on?

Mr. Michael Jebsen:  Yeah, that Phase 2b study, uh, with site [sp] and Israel and Switzerland are still ongoing.

Mr. William Lap:  But, I mean is there going to be--have you got funds allocated for it?  I mean, it’s not going to be, um--I mean the high program is primary, but I mean, uh, you do intend to spend money and to proceed on that I take it, correct, depending on if you get clarity from the FDA?

Mr. Michael Jebsen:  Uh, yeah.  Uh, we’re continuing down the strategy as it existed prior to acquisition with Oxycyte.  Um, there have been no changes at this point, um, as it relates to as that development program.

Mr. William Lap:  Um-hmm.  Okay, it doesn’t seem to be even mentioned in your key presentation that, uh--.

Mr. Michael Jebsen:  --Uh, the focus of John’s presentation is where the majority of our resources for the financial and, um, managerial are going to be and that is getting this Phase III trial, um, initiated, up and running, get the sites activated and--uh, and get on pace to--uh, to complete this Phase III trial, um, in the budgeted time period and under the budgeted cost--.

Mr. William Lap:  --But, if the--?

Mr. Michael Jebsen:  --And that is the majority of our focus--.

Mr. William Lap:  --Results are good or you get some--you would divert resources for that also, right?  I mean, you’re not going to--?

Mr. Michael Jebsen:  --Uh--.

Mr. William Lap:  --Correct, for the Oxy--?

Mr. Michael Jebsen:  --We continue to evaluate Oxycyte no differently than we did in--uh, in prior years.

Mr. William Lap:  Okay--.

Mr. Michael Jebsen:  --Um, that--the enrollment has been slow.  Um, it’s been slow historically.  Um, we still anticipate completing the--uh, the enrollment of the Phase 2b trial, um, over the next year or so. Um, based on data coming through there, we’ll be able to--uh, to make more strategic decisions moving forward.  But, at this point--.

Mr. William Lap:  --So, how much do you have budgeted for that, Michael--?

Mr. Michael Jebsen:  --Uh--.

Mr. William Lap:  --In your--?

Mr. Michael Jebsen:  --That goes along--we spend about, uh, a million and a half to two million dollars a year maintaining that trial.

Mr. William Lap:  Um, okay.  All right, thank you.

Mr. Michael Jebsen:  Um-hmm.

Operator:  Thank you for your questions. I will now turn the call over to Mr. John Kelley for closing remarks.

Mr. John Kelley:  All right, Kevin, thank you.  And I want to thank everyone for joining us today. As I said earlier, this is, uh, first of a continuing, uh, quarterly update on how we’re tracking here at soon to be Tenax Therapeutics. So, I want to thank you for your participation and wish everyone a great day. You can connect--disconnect now. Thank you.

Operator:  Ladies and gentlemen, that does conclude today’s teleconference. Thank you once again for your participation today. You may now disconnect your lines.  Everyone, have a great day.